UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2009

Emerson Electric Co. (Exact Name of Registrant as Specified in Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

1-278		43-0259330
(Commission File Number)		(IRS Employer Identification No.)

8000 West Florissant Avenue St. Louis, Missouri		63136
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 553-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 5, 2009 Emerson Electric Co. and Globe Acquisition Corporation, a newly-formed subsidiary of Emerson, entered into a merger agreement with Avocent Corporation pursuant to which Emerson agreed to acquire Avocent Corporation for approximately $1.2 billion in cash.  The merger agreement requires Emerson to make a tender offer to purchase Avocent’s common stock for $25 per share.  Following the completion of the offer, Globe Acquisition Corporation will merge with Avocent, and any remaining outstanding Avocent shares will convert into the right to receive $25 per share.  After the merger, Avocent will be a wholly-owned subsidiary of Emerson.

The merger agreement requires Emerson to commence the tender offer by October 15, 2009.  Emerson is only required to purchase the Avocent shares tendered in the tender offer if a majority of Avocent shares outstanding are tendered pursuant to the tender offer and not withdrawn and the other conditions to the offer are satisfied.  The offer is not subject to a financing condition, but it is subject to other customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and the receipt of requisite approvals under certain foreign competition laws.  Subject to certain conditions and limitations, Avocent has granted Emerson an option to purchase from Avocent after the successful completion of the tender offer enough additional Avocent shares so that Emerson will own more than 90% of Avocent’s shares, in order to facilitate the completion of the merger through the “short-form” procedures available under Delaware law.

The merger agreement contains customary termination rights for both Emerson and Avocent. If the merger agreement is terminated under certain circumstances, Avocent is required to pay Emerson a termination fee of $35 million and/or reimburse Emerson for transaction expenses up to $7.5 million.

Avocent has agreed not to solicit or initiate discussions with third parties regarding other acquisition proposals and to certain other restrictions on its ability to respond to such proposals. The merger agreement includes other customary representations, warranties and covenants of Avocent and Emerson.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.  The merger agreement is not intended to change any disclosure about Emerson or Avocent in their SEC filings. The representations and warranties contained in the merger agreement were negotiated primarily to establish termination conditions and allocate risk, rather than establish facts about the parties.  The representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders.

Item 9.01.  Financial Statements and Exhibits

 (d)       Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 5, 2009 among Avocent Corporation, Emerson Electric Co. and Globe Acquisition Corporation*

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Emerson agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

Additional Information And Where To Find It
This document is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Avocent common stock.  The solicitation and offer to buy Avocent common stock will only be made pursuant to an offer to purchase and related materials.  Investors and security holders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer.  The offer to purchase and related materials will be filed by Emerson with the Securities and Exchange Commission (SEC), and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Emerson with the SEC at the website maintained by the SEC at www.sec.gov.  The offer to purchase and related materials may also be obtained (when available) for free by contacting Emerson at 8000 West Florissant Avenue, St. Louis, Missouri 63136, (314) 553-2197.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	October 9, 2009	By:	/s/ Timothy G. Westman
			Name:	Timothy G. Westman
			Title:	Vice President, Associate General Counsel and Assistant Secretary

Index to Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 5, 2009 among Avocent Corporation, Emerson Electric Co. and Globe Acquisition Corporation*

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Emerson agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.